Zumiez Inc. Reports March 2014 Sales Results

Net Sales Increased 4.3% to $63.6 Million; March 2014 Comparable Store Sales Decreased 2.9%

LYNNWOOD, WA -- (Marketwired - April 09, 2014) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended April 5, 2014 increased 4.3% to $63.6 million, compared to $61.0 million for the five-week period ended April 6, 2013. The Company's comparable store sales decreased 2.9% for the five-week period compared to a comparable store sales increase of 2.1% in the year ago period.

To hear the Zumiez prerecorded March sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of April 5, 2014 we operated 555 stores including 513 in the United States, 29 in Canada, and 13 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200